EXHIBIT 99

TABLE OF CONTENTS

Page
OTHER CONSIDERATIONS	21
INFORMATION REGARDING DUSKA’S BUSINESS	35
DUSKA MANAGEMENT	48

OTHER CONSIDERATIONS

This section describes other considerations that are important to your understanding of the merger and the other information in this Information Statement.

Cautionary Statement Concerning Forward-looking Statements

THIS INFORMATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE ACTIONS AND EVENTS, AND ACTUAL ACTIONS AND EVENTS MAY DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS.

This Information Statement contains forward-looking statements regarding, among other things, the planned product development activities relating to Duska’s technologies and our other actions following completion of our merger with Duska. Such statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” or similar terms.

Although we believe that the assumptions underlying the forward-looking statements in this Information Statement are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there cannot be any assurance that the any of results contemplated in the forward-looking statements will be realized. The inclusion of forward-looking information should not be regarded as a representation by us or Duska or any other person that the future actions, events or results contemplated by us will be achieved. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events.

Considerations Relating to the Merger

THE MERGER IS SUBJECT TO SEVERAL CONDITIONS AND MAY NOT BE COMPLETED.

The parties to the agreement and plan of reorganization are not obligated to complete the merger unless several conditions are satisfied, the most important of which are that Duska sell in its private offering (and a prior bridge financing) a minimum of $2,650,000 of its securities (which minimum amount may be reduced in Duska’s discretion to $2,000,000) as described under “INFORMATION REGARDING DUSKA—Private Offering” on page 41 of this Information Statement and that the merger be completed no later than August 31, 2004. There is no assurance that these or the other conditions to the merger will be satisfied, or that the merger will be completed.

OUR SHAREHOLDERS WILL EXPERIENCE SUBSTANTIAL DILUTION AS A RESULT OF THE ISSUANCE OF OUR SHARES IN THE MERGER.

Assuming that Duska accepts and receives all of the subscriptions for the approximately 3,667,000 units that were subscribed for in its private offering, immediately after the merger our current shareholders will hold approximately 7% of our outstanding common stock and the former stockholders of Duska will own approximately 93%. The actual number of units sold by Duska in its private offering may be less than approximately 3,667,000, in which event these ownership percentages will vary. These percentages do not give effect to any outstanding warrants or options.

FOLLOWING THE MERGER, OUR SHAREHOLDERS WILL BE SUBJECT TO THE RISKS INHERENT IN Duska’s BUSINESS.

We will succeed to Duska’s business, operations, assets and liabilities as a result of the merger, and our shareholders will be subject to the significant risks inherent in a development-stage business. The risks that we believe are the most important are discussed below.

Considerations Relating to Duska’s Business

DUSKA IS A DEVELOPMENT-STAGE COMPANY THAT HAS NOT GENERATED ANY REVENUES TO DATE.

Duska is a development-stage company that has not generated any revenues to date. Duska has incurred operating losses since its inception and expects to continue to incur operating losses for the foreseeable future. There can be no assurance that Duska will be able to market products in the future that will generate revenues or that any revenues generated will be sufficient for Duska to become profitable or thereafter maintain profitability. In the event that Duska’s operating losses are greater than anticipated or continue for longer than anticipated, Duska will need to raise additional capital sooner, or in greater amounts, than otherwise anticipated in order to continue development of its products and maintain its operations.

WE MUST OBTAIN GOVERNMENTAL APPROVAL FOR EACH OF Duska’s PRODUCTS.

Each of Duska’s products will require approval of the FDA before it can be marketed in the U.S., and although Duska’s focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before Duska can market its products in other countries. The process for filing and obtaining FDA approval to market therapeutic or diagnostic products is both time-consuming and costly, with no certainty of a successful outcome. This process includes the conduct of extensive clinical testing, which may take longer and cost more than Duska initially anticipates due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols, unexpected adverse reactions by patients in the trials to our products, and changes in the FDA’s requirements for Duska’s testing during the course of that testing. Each of Duska’s two current products are based on a diagnostic or therapeutic indication for adenosine 5’-triphosphate (ATP). While ATP is a related compound to adenosine, two formulations of which have been approved by the FDA as drugs for diagnostic and therapeutic indications, the FDA has not to date approved any ATP product for any indication. Thus, Duska may encounter unexpected safety, efficacy, manufacturing or other FDA related issues as Duska seeks to obtain marketing approval for ATP-based products from the FDA, and there can be no assurance that Duska will be able to obtain approval from the FDA or any foreign governmental agency for marketing of any of its products.

DUSKA’S PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT.

Duska has not yet commenced clinical testing of any of its products other than ATPace™, nor, with the exception of the Phase I safety trial of ATPace™, has Duska independently confirmed any of the claims made by its licensors or assignees of any of its products, including ATPace™ and ATPotent™, concerning the potential safety or efficacy of these products. Duska may be unable to confirm in its clinical testing with ATPace™ and its pre-clinical or clinical testing of ATPotent™ the favorable clinical data reported for similar formulations of these products in limited studies by certain European investigators. Duska’s pre-clinical and clinical development on any of its products may be suspended or terminated for a variety of reasons, including Duska’s determination that a particular product is not viable either because it is not safe or because Duska will not be able to demonstrate that it is safe and effective. Significant and very costly pre-clinical work will be necessary for both Vagonixen™ and Primastrene™. There can be no assurance that we will be able to successfully complete this work, which will take an extended period of time and necessitates the identification of suitable compounds as Vagonixen™ and Primastrene™ drug candidates, so that Duska can continue their pre-clinical development. Duska may be unable to identify these compounds or third parties may have proprietary rights to the most promising candidates for Duska’s drug products. Because of the early stage of development of each of Duska’s products, Duska does not know if it will be able to generate data that will support the filing of INDs or NDAs for these products or the FDA’s approval thereof.

Duska’s PRODUCTS MAY ENCOUNTER DELAYS IN DEVELOPMENT.

Duska’s products will represent new diagnostic or therapeutic approaches for existing disease conditions. Duska may, as a result, encounter delays in reaching consensus with the FDA or other applicable governmental agencies as to the development plans and data that will be required to obtain marketing approvals from these agencies. The FDA has advised Duska that it will need to seek approval for ATPotent™ as a drug rather than a medical device. The FDA approval process for a drug is often more time-consuming and expensive than that for a medical device. In addition, the FDA may not accept Duska’s planned pre-clinical studies in lieu of a Phase I clinical trial, and the FDA ultimately could require Duska to achieve an efficacy end point in the clinical trials for ATPotent™ that could be difficult, expensive and time-consuming.

Duska’s PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE.

There can be no assurance that the approaches offered by Duska’s products will gain broad acceptance among doctors or patients or that governmental agencies or third party medical insurers will be willing to provide reimbursement coverage for Duska’s products. Moreover, Duska does not have internal marketing data research resources, and, except in the case of ATPace™, where Duska used an independent firm to prepare a limited marketing potential analysis for this product, Duska has not attempted to independently verify the potential size of the commercial markets for any of its products. Since Duska’s products will represent new approaches to diagnosing or treating various diseases, it may be difficult, in any event, to accurately estimate the potential revenues from these products, as there currently are no directly comparable products being marketed.

WE WILL NEED ADDITIONAL CAPITAL.

The proceeds of Duska’s current private placement may be insufficient to accomplish the various clinical and other drug development work that it contemplates doing with such proceeds due to a variety of factors, including those described in this “Other Considerations” section. Moreover, Duska will need significant funding in addition to the proceeds from Duska’s current private placement to carry out all of its planned development work for ATPace™ and ATPotent™ and to expand the scope of its operations (including employing senior executives and additional support personnel on a full-time basis), to develop its existing products, including Vagonixen™ and Primastrene™, and to acquire and develop any new products that become available to it. Duska’s preliminary estimate of the remaining total cash cost to complete the clinical trials for ATPace™ and to prepare and submit an NDA for this product is approximately $3,500,000 (based on Duska’s current contractual arrangements with Medtronic, Inc. and CATO Research, Ltd. And excluding corporate overhead). However, the actual expenditures needed to complete development of this product could substantially exceed Duska’s current estimate due to a variety of factors, including revisions to Duska’s current development plan required by the FDA and higher than anticipated clinical research costs. Duska will also incur substantial costs to develop ATPotent™, although Duska is not able to accurately assess these costs until it finalizes its proposed development plan for this product, and Duska’s actual costs will be significantly higher if CooperSurgical does not elect under its agreement with Duska to assist with the funding of Duska’s Phase II and III trials for ATPotent™ and acquire a marketing license for this product. Duska’s costs to do drug candidate discovery and pre-clinical work on Vagonixen™ and Primastrene™ will be significant and clinical development expenses for each of these products will be very substantial and will require a strategic alliance with a larger pharmaceutical company.

Duska has not identified the sources for the additional financing that it will require, and Duska does not have commitments from any third parties to provide this financing. There can be no assurance that sufficient funding will be available to Duska at acceptable terms or at all. If Duska is unable to obtain sufficient financing on a timely basis, the development of Duska’s products could be delayed and Duska could be forced to reduce the scope of its clinical trials or otherwise limit or terminate its operations altogether. Any additional funding that Duska obtains is likely to reduce the percentage ownership of the company held by its existing security holders.

WE WILL BE SUBJECT TO COMPETITION.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that Duska focuses on that could lead to the development of new products which could compete with those of Duska. Furthermore, many companies are engaged in the sale of existing medical devices or products that are or will be competitive with Duska’s proposed products. The head-up tilt table test, or HUT, and insertable loop recorder, or ILR, are established diagnostic tools that will, along with other diagnostic procedures, compete with ATPace™. Various existing treatment options for male infertility (such as surgical intervention, drug and hormonal therapies and assisted reproductive technology procedures, including intrauterine insemination and intracytoplasmic sperm injection (ICSI)) will compete with ATPotent™. There are a number of drugs currently used for the treatment of asthma and chronic obstructive pulmonary disorder, or COPD, including Atrovent; other drugs currently under development by pharmaceutical companies are expected to compete in this market by such time, if ever, that Vagonixen™ and Primastrene™ are approved for marketing. Most of the companies with which Duska competes have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of Duska.

Duska expects technological developments in the pharmaceutical and biopharmaceutical fields to occur at a rapid rate, and Duska believes competition will intensify as advances in these fields are made. Accordingly, Duska will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that Duska develops may become obsolete before Duska is able to recover all or any portion of its research and development expenses. Duska will be competing with respect to its proposed products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. Some of these companies already market and may be in advanced phases of clinical testing of various drugs or medical devices that may compete with Duska’s proposed products.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with Duska’s proposed products. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with Duska in recruiting qualified scientific personnel.

WE WILL NEED TO OUTSOURCE AND RELY ON THIRD PARTIES FOR THE CLINICAL DEVELOPMENT AND MANUFACTURE AND MARKETING OF Duska’s PRODUCTS.

Duska’s business model calls for the outsourcing of the clinical development and manufacturing and marketing of its products in order to reduce its capital and infrastructure costs as a means of potentially improving the profitability of these products for Duska. Consistent with Duska’s business model, Duska does not expect to have the financial and other resources to manage by itself the conduct of the clinical trials for its products or to manufacture or market them.

Duska has entered into an agreement with CATO Research and may seek to enter into additional strategic alliances with larger specialized companies to manage the day-to-day conduct of its clinical trials and to manufacture and market its products. However, Duska may utilize contract manufacturers to produce clinical or commercial supplies of its products. Duska may contract with independent sales and marketing firms to use their pharmaceutical sales force on a contract basis (as Duska currently intends to do with respect to the manufacture and sale of ATPace™) and Duska’s agreement with CooperSurgical, Inc. will give that company the right to acquire the exclusive marketing rights for ATPotent™. Duska has not yet entered into any strategic alliances or other licensing or contract arrangements covering the manufacture or marketing of any of its products (except for the manufacture of its clinical supplies of ATPace™ and the agreement with CooperSurgical, Inc. which will give that company the right to acquire the exclusive marketing rights for ATPotent™). There can be no assurance that CooperSurgical, Inc. will elect to market ATPotent™ or that Duska will otherwise be able to enter into satisfactory arrangements for the manufacture or marketing of any of its products. Duska will be required to expend substantial amounts (which in the case of CATO Research will include, in part and in lieu of cash, equity in Duska) to retain and continue to utilize the services of one or more clinical research management organizations without any assurance that the products covered by the clinical trials conducted under their management ultimately will generate any revenues for Duska.

To the extent that Duska relies on other companies to manage the day-to-day conduct of its clinical trials and to manufacture or market our products, Duska will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that Duska utilizes is unable to allocate sufficient qualified personnel to Duska’s studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, Duska may encounter substantial delays and increased costs in completing its clinical trials. If a manufacturer of the raw material or finished product for Duska’s clinical trials is unable to meet Duska’s time schedules or cost parameters, the timing of Duska’s clinical trials and development of Duska’s products may be adversely affected. Any manufacturer that Duska selects may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. Should Duska’s manufacturing or marketing company encounter regulatory problems with the FDA, FDA approval of Duska’s products could be delayed or the marketing of its products could be suspended or otherwise adversely affected.

DUSKA HAS LIMITED PATENT PROTECTION AND WE MAY NOT BE ABLE TO PROTECT ITS PATENTS AND PROPRIETARY RIGHTS.

Duska’s ability to compete successfully will depend, in part, on its ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. Duska has no product patent protection for the compound ATP itself, as Duska’s patents and pending patent applications are for various methods and processes for treating or diagnosing various medical conditions. Duska has relied substantially on the patent legal work that was performed for its assignors and licensors and has not, in some cases, independently verified the validity or any other aspects of the patents or patent applications covering Duska’s products with Duska’s own patent counsel.

Even where Duska obtains patent protection for its products, there is no guarantee that the coverage of these patents will be sufficiently broad to protect Duska from competitors or that Duska will be able to enforce its patents against potential infringement. Patent litigation is expensive, and Duska may not be able to afford the costs. ATP has been previously marketed by various companies in other countries for a number of uses outside of Duska’s primary areas of diagnostic and therapeutic interest, and Duska is aware that at least one company is seeking to develop an oral formulation of ATP to be marketed in the U.S. as a food supplement. This may make it more difficult for Duska to obtain patent coverage for its products and easier for third parties to compete against Duska in those countries. In addition, third parties may hold or seek patents for additional uses of ATP. These additional uses, whether patented or not, could limit the scope of Duska’s future operations because other ATP products, which would not infringe Duska’s patents, might become available. These products could compete with those of Duska, even though they are marketed for a different use.

Duska attempts to protect its proprietary information as trade secrets through nondisclosure agreements with each of its employees, licensing partners, consultants, agents and other organizations to which Duska discloses its proprietary information. There can be no assurance, however, that these agreements will provide effective protection for proprietary information in the event of unauthorized use or disclosure of such information. Since Duska relies on trade secrets and nondisclosure agreements, in addition to patents, to protect some of its intellectual property (such as Duska’s ATPace™ formulation), there is a risk that third parties may obtain and improperly utilize Duska’s proprietary information to Duska’s competitive disadvantage.

WE WILL BE DEPENDENT ON Duska’s KEY PERSONNEL.

Duska is highly dependent on certain of its officers and directors of the company with specialized scientific and managerial skills, including Dr. Manfred Mosk, Non-Executive Chairman of the Board, Dr. Amir Pelleg, President, Chief Operating Officer and a Director, Sanford J. Hillsberg, a Director and Secretary, Dr. John Kapoor, a Director, and Dr. Rudolf Nisi, a Director. However, these individuals (who comprise the Executive Committee of Duska’s Board of Directors) are not employees of Duska and work for it on a part-time basis only. Duska currently has only one full-time employee, Marie Sciocchetti, its Vice President of Operations. Concurrently with the completion of the merger, Dr. Amir Pelleg will resign from his current position as a Professor of Medicine and Pharmacology and commence full-time employment with Shiprock, Inc. and Duska in his capacity as President and Chief Operating Officer. He will be responsible for the management of all the day-to-day operations of the company. Although we intend to enter into an employment contract with Dr. Pelleg following the merger, he currently does not have such an agreement with Duska. Duska does not carry key-man life insurance on Dr. Pelleg. The loss of Dr. Pelleg’s services could have a material adverse effect on our operations.

We believe that Duska’s existing management team will be able to effectively manage Duska’s present and our operations. As we expand the scope of our operations, however, we will need to obtain the full-time services of additional senior scientific and management personnel. Competition for these personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. As we retain full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels.

WE MAY BE IMPACTED BY THIRD-PARTY REIMBURSEMENT POLICIES.

Duska’s ability to successfully penetrate the market for its products is likely to depend significantly on the availability of reimbursement for its products from third-party payers, such as governmental agencies, private insurers and private health plans. Duska cannot predict whether levels of reimbursement for Duska’s products, if any, will be high enough to allow the price of its products to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that Duska’s particular new products are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products (such as the tilt table test, which currently is reimbursable), they may be unwilling to use Duska’s products since they will have to pay for the unreimbursed amounts. The reimbursement status of newly-approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for Duska’s products could diminish or Duska’s ability to sell its products on a profitable basis could be adversely affected. Duska intends to review its third-party reimbursement strategies for its products as part of the marketing analysis that it will perform for each of those products during the later phases of clinical development of those products.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

The development and sale of medical products expose us to the risk of significant damages from product liability claims. Duska plans to maintain product liability insurance for coverage of its clinical trial activities. Although Duska obtained clinical insurance for its Phase I ATPace™ clinical trial, there can be no assurance that it will be able to secure such insurance for subsequent trials for that product or any of its other products. Duska intends to obtain coverage for its products when they enter the marketplace (as well as requiring the manufacturers of Duska’s products to maintain insurance), but Duska does not know if it will be available to Duska at acceptable costs or at all. If the cost is too high, Duska will have to self-insure, and Duska may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of Duska’s products liability coverage could have a material adverse effect on Duska’s business, financial condition and results of operations. The costs for many forms of liability insurance have risen substantially during the past year, and such costs may continue to increase in the future, which could materially impact Duska’s costs for clinical or product liability insurance.

Considerations Related to Our Common Stock

THERE IS NO ASSURANCE THAT THERE WILL BE A LIQUID PUBLIC MARKET FOR OUR STOCK.

Although we expect our common stock to continue to be eligible for quotation on the OTC Bulletin Board, there may not be an active trading market in such stock. In addition, there can be no assurance that a regular and established market will be developed and maintained. There can also be no assurance as to the level of liquidity of any market for our common stock or the prices at which our shareholders may be able to sell their shares.

OUR STOCK MAY BE SUBJECT TO CERTAIN RISKS ASSOCIATED WITH LOW-PRICED STOCKS.

Following the merger, our common stock is expected to continue to trade on the OTC Bulletin Board. Duska is a development-stage company with no products or revenues, so the trading price of our common stock may remain below $5.00. So long as our common stock trades below $5.00 per share, the stock will be treated as a “penny stock.” Broker-dealers who sell penny stocks to their established customers must deliver a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks prior to any transaction. Additional restrictions apply to broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided by the broker dealer to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers may be discouraged from dealing with our common stock if they have to bear these additional burdens, which could severely limit the market liquidity of the common stock and the ability of our shareholders to sell their shares.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE.

The market prices for our common stock will be influenced by many factors and will be subject to significant fluctuations in response to variations in our operating results and other factors such as investor perceptions of the prospects for Duska’s products, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to our activities, our future financial condition and changes in our management.

THERE WILL BE A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE FOLLOWING THE MERGER.

We have agreed in the agreement and plan of reorganization to file a registration statement by no later than October 30, 2004 covering a total of 820,000 shares of our common stock owned by Tommy J. Gropp and Michael Artis, who may be considered “underwriters” in connection with the sale of their shares following the merger.

We will issue a maximum of approximately 17,727,292 shares of our common stock in the merger, all of which will constitute “restricted shares” within the meaning of Rule 144 under the Securities Act of 1933. All of these shares will become eligible for resale under Rule 144 commencing on the first anniversary of the closing of the merger. We will also issue in the merger warrants to purchase a maximum of 8,400,292 shares of our common stock at exercise prices ranging from $1.00 to $2.50 per share in exchange for the outstanding warrants of Duska, including up to approximately 3,667,000 warrants at an exercise price of $2.50 per share to be issued in exchange for warrants issued by Duska in its private offering. We will be obligated to the purchasers of the units sold in Duska’s private offering to file with the Securities and Exchange Commission after October 30, 2004 a registration statement covering all the shares of our common stock issuable upon exercise of the warrants and 15% of the shares of our common stock they receive in the merger if requested to do so by the holders of a majority of the warrants.

We intend to include these shares in the registration statement that we are required to file relating to the shares of Messrs. Gropp and Artis. We also intend to include in the same registration statement 15% of the shares of our common stock received by other Duska shareholders in the merger. Some of the former shareholders of Duska also will have rights to “piggy-back” on the filing and include their other shares of our common stock in the registration statement.

The sale, or availability for sale, for the foregoing shares could adversely affect the market price of our common stock or impair our ability to raise capital through future sales of our common stock.

INFORMATION REGARDING DUSKA’S BUSINESS

General

Duska is an emerging biopharmaceutical company founded by Dr. Amir Pelleg as a Delaware corporation in 1996. In 1999, Duska commenced its drug development operations by acquiring a patent covering ATPace(tm) and Vagonixen(tm) from Dr. Pelleg, the inventor, and the rights to a second patent covering Primastrene(tm) from the co-inventors, Dr. Pelleg and Dr. Edward Schulman, both of whom are Professors of Medicine at the Drexel University College of Medicine in Philadelphia, Pennsylvania. Duska subsequently acquired an exclusive license to a patent covering ATPotent(tm) from the co-inventors, including Dr. Francesco DiVirgilio, a Professor of Immunology at the University of Ferrara in Italy. Drs. Schulman and DiVirgilio are members of Duska’s Scientific Advisory Board.

ATP Technologies

Duska is engaged in the development of diagnostic and therapeutic products based upon its technology related to adenosine 5’-triphosphate, or ATP, and ATP receptors. ATP is a biological compound found in every cell of the human body, where it constitutes the source of energy that helps to fuel all bodily functions. ATP is released from many types of cells under normal and disease conditions. Extracellular ATP regulates the functions of different cell types in various tissues and organs, including the heart, lungs and kidney, by activating cell surface receptors called P2 receptors, or P2R. The pharmacological activation of P2R by so-called agonists, and the inhibition of P2R by so-called antagonists, have recently become recognized by the scientific community as providing a possible rationale for the development of new drugs for the diagnosis or treatment of human disorders, including cardiovascular, pulmonary, neural and renal diseases.

A number of pharmaceutical companies have on-going research programs focusing on the pharmacological manipulation of cellular pathways controlled by P2R. Duska owns or has exclusive license rights to the following diagnostic and therapeutic applications, which are in various stages of development:

•	ATPace(tm). This is a liquid formulation of ATP being clinically developed as a new test for the diagnosis of syncope, or fainting, caused by bradycardia, or abnormally slow heart rate. ATPace(tm) is also intended to indicate effective cardiac pacemaker therapy in certain symptomatic syncope patients.

•	ATPotent(tm). This is a liquid formulation of ATP being developed as a new drug for the treatment of male infertility. Duska intends to demonstrate that ATPotent(tm) may improve the ability of malfunctioning sperm to fertilize the egg in conjunction with in vitro fertilization procedures by increasing the rate of the acrosome reaction, a required step in the egg fertilization process.

•	Vagonixen (tm). Vagonixen (tm) is being designed to become a drug for the treatment of chronic obstructive pulmonary disease (COPD) and chronic cough. Duska is in the early stages of identifying a lead compound that could be developed to serve as this drug.

•	Primastrene(tm). Primastrene(tm) is being proposed as a drug indicated for the treatment of asthma. Duska has recently received a research proposal from a scientist and institution for the purpose of conducting high throughput screening of a specialized library of compounds produced by the scientist using pharmacogenomics methods aimed at identifying a lead compound that could be developed to serve as this drug.

Duska also recently concluded an agreement with investigators associated with a European academic institution under which Duska acquired ownership of their pre-clinical data relating to an anti-tumor therapeutic modality based on P2R technology. The inventors in Europe are currently testing this technology in animal models.

Development Efforts

Duska developed, together with its contract manufacturer, a formulation for ATPace(tm), which was subsequently supplied to Duska in quantities necessary for clinical trials. Duska obtained from the U.S. Food and Drug Administration, or FDA, clearance for an investigational new drug application, or IND, under which it completed a Phase I clinical trial in 2003. In December 2003, Duska submitted to the FDA material containing the final Phase I clinical study report, as well as proposed protocols for Duska’s Phase II and III clinical trials. In February 2004, Duska held discussions with the FDA to review these protocols. Based on comments received from the FDA in that meeting, Duska resubmitted a modified version of the Phase II clinical trial design to the FDA in March 2004. (The FDA’s preliminary recommendations did not include any recommended revisions to the Phase III trial design.) In April 2004, Duska and Medtronic, Inc., its collaborator with respect to ATPace(tm) development, met with 16 leading physicians in the field of syncope and cardiac pacing in which the design of the Phase II clinical trial with ATPace(tm) was discussed in detail. The physicians expressed interest in possibly participating as principal investigators in the trial and offered specific advice with respect to the development of the Phase II clinical trial. Based upon input obtained during this meeting with potential investigators and previous discussions with the FDA, Duska has finalized the protocol of the Phase II clinical trial with ATPace(tm) and in June 2004 submitted the final Protocol outline to the FDA for its review. Duska is targeting commencement of its Phase II clinical trial with ATPace(tm) for the second half of 2004.

Duska has developed a research plan for ATPotent(tm) that is designed to demonstrate its safety and efficacy in improving the performance of malfunctioning sperm during in vitro fertilization procedures by increasing the rate of the sperm acrosome reaction. In February 2004, Duska submitted to the FDA an IND, including proposed protocols for Phase I and Phase II clinical laboratory studies for its approval. Based upon input from the FDA, these protocols will be conducted as pre-clinical, rather than clinical, studies. Dr. Gabor Huszar of the Sperm Physiology Laboratory at Yale University School of Medicine has recently commenced preliminary experimental work with ATPotent(tm) in preparation for the contemplated future conduct, under his direction, of the pre-clinical studies with ATPotent(tm) under protocols that had been previously cleared by the FDA. Subject to Duska consummating a contractual arrangement with Yale’s Sperm Physiology Laboratory, Duska is targeting commencement of the pre-clinical studies for the second half of 2004.

To date, Duska’s development program for Vagonixen(tm) has been focused on seeking to identify potential lead compounds that could act as selective and potent inhibitors at the P2R subtype targeted by Duska. A U.S. based medicinal chemistry company has designed and produced for Duska under contract, several novel small molecules as potential lead drug candidates for Vagonixen(tm). The first two compounds were tested in an in vitro functional assay in London, England by Dr. Geoffrey Burnstock, who is the Chairman of Duska’s Scientific Advisory Board. Although one of these compounds manifested pharmacological activity, Duska has determined that neither compound is an appropriate candidate to serve as a lead compound. Additional compounds are expected to be synthesized by this medicinal chemistry company and again tested in vitro by Dr. Burnstock.

In addition, Duska sponsored a clinical research project at the Imperial College of technology and Medicine, London, England, aimed at validating Duska’s P2R target. Data obtained in this clinical research study, which was presented by the investigators in several international meetings, appear to support Duska’s rationale for the development of Vagonixen(tm). Together with these investigators, Duska is now designing an additional study aimed at defining the clinical parameters of a novel product for the management of patients with obstructive airway diseases.

Duska’s development program for Primastrene(tm) has consisted to date of some preliminary pre-clinical work by Duska’s scientists. In addition, Duska is currently evaluating a drug discovery proposal recently received from a well-known U.S. scientist and research institution to conduct high throughput screening of a specialized library of compounds produced by this scientist using pharmacogenomic methods aimed at identifying a lead compound that could be developed to serve as the Primastrene(tm) drug product candidate.

Strategy

Duska intends to build on its current product portfolio by developing in the future diagnostic and therapeutic agents based on the modulation of P2R signal transduction. Additional potential applications for its technology include:

•	A second generation ATPotent(tm) product.

•	A bronchoprovocator that can be used as a clinical tool for the differential diagnosis of obstructive airway diseases, as well as the efficacy of a given therapy in the management of patients with these diseases.

•	A diagnostic test for sick sinus syndrome, which may also be predictive of effective cardiac pacemaker therapy.

•	A diagnostic test for the identification of the most common type of paroxysmal arterial fibrillation.

•	A diagnostic test to assess the efficacy of treatment of obstructive airway diseases.

•	A new anti-cancer therapeutic modality.

•	An intra-vaginal treatment for enhanced probability of pregnancy.

Duska also may seek to acquire rights to additional medical applications in the P2R receptor technology area, with the cardiovascular, respiratory and human reproduction areas being of particular interest to the company.

Intellectual Property

Duska’s technology and products under development are currently covered by the following patents and corresponding pending patent applications described below:

•	A Process for Regulating Vagal Tone (US Patent #5,874,420 issued on February 23, 1999; Australian Patent #710,770 issued on January 20, 2000; notice of allowance of claims has been received from the European Patent Office, or EPO; Canadian and Japanese patent applications are pending). Duska is the owner of this patent. The granted United States and Australian patents cover a method of modulating vagal tone by administering a mediator of P2- purinoceptors on vagal afferent nerve terminals. The allowed European applications claims and pending Japanese application claims cover the use of an antagonist or allosteric modifier of P2-purinoceptors for reducing vagal tone. The claims in all countries also cover diagnosing vagal tone by administering mediator. The mediator is exemplified in Duska’s products ATPace(tm) and Vagonixen(tm).

•	Modulation of Human Mast Cell Activation (US Patent #6,372,724 issued on April 16, 2002; Australian Patent #741,713 issued on March 24, 1998; EPO, Canadian and Japanese pending. Duska is the owner of this patent. Claims cover treatment of disorders characterized by undesirable histamine release from lung mast cells, by administration of an inhibitor of ATP binding to P2- purinoceptors on mast cells. The treatment is exemplified in Duska’s product Primastrene(tm). Mast cells are the major producer and releaser of inflammatory mediators that play a critical mechanistic role in allergies and asthma.

•	Method for Inducing the Acrosome Reaction in Human and Animal Spermatozoa (US Patent #5,474,890 issued on December 12, 1995; Australian Patent #666,011 issued on June 8, 1993). Duska is the exclusive licensee of this patent. Claims cover the use of ATP- induced acrosome reaction in mammalian sperm as a diagnostic test as well as for treatment of malfunctioning sperm in the management of male factor infertility and the improvement of cryopreserved sperm during IVF procedures.

•	Screening Method for Modulation of Human Mast Cell Activation (US Patent #6,465,441 B2 issued on October 15, 2002). Duska is the owner of this patent. Claims cover the use of human lung mast cells in vitro for screening inhibitors of ATP binding to P2- purinoceptors, for use as histamine release inhibitors. Animal models have been determined to be of limited value since non-human mast cells differ significantly from human mast cells regarding several critical aspects of allergic reaction-induced inflammatory mediators’ release.

Duska is currently preparing the submission of two U.S. provisional patent applications: one covering its recently acquired anti-cancer technology based on the activation of a specific P2R in the presence of a biological compound that acts as an allosteric modifier of this receptor; and the other covering technology owned by Duska related to the management of patients with obstructed airway diseases. There is no assurance that Duska will be able to obtain either patent.

Strategic Alliances

Duska has entered into a number of strategic alliances and collaborative arrangements, the most significant of which are with Medtronic, Inc., CooperSurgical, Inc. (a subsidiary of Cooper Industries, Inc.) and CATO Research, Ltd. These arrangements are summarized below.

Medtronic, Inc.

In April 2003, Duska entered into an agreement with Medtronic, Inc., the world’s largest medical device company, pursuant to which Medtronic will provide, at no cost to Duska, important support for Duska’s pivotal Phase II and III clinical trials with ATPace(tm). As part of this support, Medtronic will provide a number of its cardiac pacing devices and insertable loop recorders (ILR) for use by patients in the trial if the use of this equipment is not covered by the patients’ medical insurance. Medtronic, together with Duska, has approached qualified clinical investigators as potential principal investigators, and Medtronic will provide important technical assistance in connection with the use of its medical devices utilized in the trial and comments on protocol design and assistance, including reimbursement strategies. Duska intends to continue its collaboration with Medtronic following FDA approval of ATPace(tm) including the implementation of additional post- marketing studies of ATPace(tm). Medtronic is not obtaining any rights to ATPace(tm) or other remuneration from Duska as a result of this agreement.

CooperSurgical, Inc.

In April 2004, Duska entered into an agreement with CooperSurgical, Inc. (a subsidiary of Cooper Industries, Inc.), one of the largest suppliers of assisted reproductive technology culture media in the U.S., under which CooperSurgical will provide technical and other assistance to Duska in specific areas relating to the development of ATPotent(tm). Following Duska’s completion of the pre-clinical studies with ATPotent(tm), CooperSurgical will have the right to acquire the exclusive marketing rights for ATPotent(tm). In the event CooperSurgical exercises this right, it will be responsible for funding a substantial portion of the Phase II and Phase III trials with ATPotent(tm) (with Duska being responsible for the cost of preparing and submitting the NDA to the FDA for this product) and Duska and CooperSurgical will enter into a marketing license agreement for ATPotent(tm) that will provide for an up-front license fee and royalty payments to Duska in amounts that will be negotiated by the parties. Duska will provide CooperSurgical with the manufactured supplies of ATPotent(tm).

CATO Research, Ltd.

In February 2004, Duska reached an agreement with CATO Research, Ltd., a leading clinical contract research organization, under which CATO Research will provide clinical research management and regulatory affairs support to Duska for Duska’s Phase II and Phase III clinical trials of ATPace(TM) and become a significant shareholder in Duska. CATO Research previously had provided certain contracting services to Duska for its Phase I clinical trial for ATPace(TM).

CATO Research also will advise and assist Duska with clinical product development activities initially with ATPace(TM), and may also be available to provide Duska with day-to-day clinical research management and regulatory affairs services for its other products as requested by Duska. By gaining access to CATO Research’s management and nearly 300 CATO scientists, physicians, statisticians, regulatory affairs professionals and other personnel, Duska intends to implement its clinical development efforts without having to establish the costly clinical research and regulatory affairs infrastructure necessary to advance its products through the regulatory approval process.

Competition

Duska’s products are expected to compete with a number of products and technologies that are being developed by other companies, academic medical centers and research institutions. A number of the major pharmaceutical companies have on-going research programs directed at developing diagnostic and therapeutic agents based on the modulation of P2 signal transduction, and Duska is aware of at least one medium-sized company (Inspire Pharmaceuticals, Inc.) that is devoting a substantial portion of its efforts to this field. These companies may develop products that could compete with Duska’s currently proposed products and may compete with Duska for the acquisition of new medical applications utilizing technology in this field.

Private Offering

General

In February 2004, Duska commenced a private offering of a minimum of 2,500,000 units, and a maximum of 3,500,000 units, of its securities at a price of $1 per unit. Each unit consisted of one share of Duska common stock and one three-year warrant to purchase one share of Duska common stock at an exercise price of $2.50. The minimum number of units an investor generally was permitted to purchase was 50,000 (for $50,000), although Duska permitted a limited number of investors to purchase a lesser number of units. The units were be sold only to “accredited investors” as defined in Regulation D under the Securities Act of 1933. In April 2004, Duska extended the deadline for selling the minimum number of units and increased the maximum size of the offering to 4,000,000 units and in June 2004, Duska extended the expiration date of the offering to June 24, 2004, increased the maximum size of the offering to 4,250,000 units and extended the deadline under the terms of the offering for the completion of the merger to August 31, 2004.

The units were offered by officers and directors of Duska on its behalf. Duska, also engaged placement agents and registered broker-dealers to assist with the offering and agreed to pay a placement commission of up to 10% of the price of all units sold by such placement agents and registered broker-dealers and to pay finder’s fees to third parties for identifying subscribers who may subscribe to purchase units. In addition to any placement commissions, Duska agreed to pay placement agents and broker-dealers a non-accountable expense allowance (not to exceed 3% of the purchase price of the units purchased by them) and to issue them warrants, representing 10% of the units sold by the placement agents and broker-dealers to purchase Duska units having the same terms as the units being sold in the private offering.

As of June 24, 2004, Duska had received and accepted subscriptions from approximately 39 subscribers for a total of approximately 3,667,000 units. All subscription proceeds have been deposited into an escrow account to be held pending the closing of the merger described in this Information Statement. If the merger has not occurred for any reason by August 31, 2004, all subscription funds will be refunded to the subscribers without interest or deduction.

The agreement and plan or reorganization with Duska conditions the closing of the merger upon, among other things, Duska selling at least $2,650,000 of securities in its private offering (and a prior bridge financing), which minimum amount may be reduced in Duska’s discretion to $2,000,000. Duska raised $270,000 in its prior bridge financing and has conditioned the closing of its private offering on the sale of at least 2,500,000 units. Duska anticipates selling more than 2,500,000 units in its private offering; however, if Duska were sell less than 2,500,000 units, it may seek to revise the terms of its private offering to permit the sale of less than 2,500,000 units in order to satisfy the related condition to the closing of the merger.

Unless we note otherwise, the information in this Information Statement regarding the number of our shares to be issued in the merger and related matters assumes that Duska sells 3,667,000 units in its private offering. The actual number of units sold by Duska, and therefore the number of our shares to be issued in the merger, may be less.

Use of Proceeds

Duska anticipates that the net proceeds from its private offering will be approximately $3,267,000, if it sells approximately 3,667,000 units, after deducting anticipated offering expenses. The actual net proceeds will depend upon the number of units sold by Duska and the actual offering expenses it incurs.

The net proceeds from Duska’s sale of the minimum number of units will be used to fund:

•	The costs of the Phase II clinical trial of ATPace(TM) through the completion of the enrollment of all patients for the trial.

•	The completion of the currently planned pre-clinical trial of ATPotent(TM).

•	Limited pre-clinical development work for the purpose of identifying lead compounds that may serve as the Vagonixen(TM) and Primastrene(TM) drug products.

•	To pay existing accrued expenses including accrued officers salaries and general operating expenses over the 12-month period following the close of the offering.

If Duska sells more than the minimum number of units, the additional net proceeds may be used for additional pre-clinical drug discovery work on Vagonixen(TM) and Primastrene(TM) and to augment our working capital.

The allocation of the net proceeds from this offering set forth above represents Duska’s best estimate based upon its currently proposed plans and assumptions relating to its operations and certain assumptions regarding general economic conditions. The actual use of the net proceeds may differ. If any of these factors change, we may find it necessary or advisable to reallocate some of the net proceeds within the above-described categories or to use a portion of the net proceeds for other purposes. We may also use a portion of the net proceeds for the acquisition of businesses, technologies or products that we believe are complementary with those of Duska. There are no contracts or agreements to do so, however.

Although Duska believes that the net proceeds from its offering will be sufficient to complete the enrollment of all of the patients in the Phase II trial for ATPace(tm) and to complete the pre-clinical trial for ATPotent(tm), these proceeds may be insufficient for this purpose due to a number of factors. Moreover, substantial additional funding will be required to complete the testing of these two products and to do significant pre-clinical development work on Vagonixen(tm) and Primastrene(tm). See “Other Considerations-We Will Need Additional Capital.”

Registration Rights

In its private offering, Duska agreed to cause us to file a registration statement after the merger is completed to register the offer and sale of 15% of the shares of common stock sold in the private offering and all of the shares of common stock that will be issuable upon the exercise of the warrants sold in the private offering. We will be obligated to file the registration statement after October 30, 2004 if requested in writing by the holders of a majority of the outstanding warrants (including any shares issued upon the exercise of the warrants) We will be required to use our reasonable best efforts to maintain the effectiveness of the registration statement until the first anniversary of its effectiveness or until all registered shares have been sold, whichever comes first, except that we will be permitted to suspend the use of the registration statement during certain periods under certain circumstances.

As described elsewhere in this Information Statement, we have agreed in the agreement and plan of reorganization to file a registration statement by no later than October 30, 2004 covering a total of 820,000 shares of our common stock held by Tommy J. Gropp and Michael Artis. We currently intend to include in this registration statement the shares.to be registered on behalf of the purchasers in Duska’s private offering as described above. We also intend to include in this same registration statement 15% of the shares of our common stock received in the merger by the other former Duska shareholders

Some of the existing stockholders of Duska have “piggy-back” registration rights entitling them to include their shares of Duska common stock in registration statements filed by Duska with the Securities and Exchange Commission. We will assume these registration obligations and extend the same piggy-back registration rights to these stockholders after the merger. Accordingly, after the merger, in certain circumstances and subject to certain customary conditions, the former Duska stockholders will have the right to include some or all of their shares of common stock in any future registration statement filed by us with the Securities and Exchange Commission.

DUSKA MANAGEMENT

Directors and Officers of Duska

Duska’s directors and executive officers are set forth below, and these persons will also hold the same positions with Shiprock following the merger (on the same full-time or part-time basis, as described below, as these persons serve for Duska). Dr. Amir Pelleg has accepted full-time employment with Duska in his capacity as President and Chief Operating Officer, commencing with the completion of the merger. Dr. Pelleg, who currently works in these capacities for Duska on a part-time basis, will be responsible for the management of all of Duska’s operations on a day-to-day basis. Mark Reynolds has agreed to serve as Duska’s Chief Financial Officer on a part-time basis upon completion of the merger. Marie Sciocchetti in her capacity as Vice President of Operations, is a full-time employee of the company. Each of the other officers of Duska works on a part-time basis.

All of the directors of Duska who become our directors following the merger will serve as directors until our next annual meeting of shareholders and until their successors are duly elected and qualified.

Name	Age	Position(s)
Manfred Mosk, Ph.D.	67	Non-Executive Chairman of the Board

Amir Pelleg, Ph.D.	59	President, Chief Operating Officer and Director

Sanford J. Hillsberg	55	Secretary and Director

Rudolph Nisi, M.D.	72	Director

John N. Kapoor, Ph.D.	60	Director

David Benditt, M.D.	57	Director

Jane Kinsel, Ph.D.	48	Director

Mark Reynolds	42	Chief Financial Officer

Marie Sciocchetti	47	Vice President of Operations

Manfred Mosk, Ph.D. Dr. Mosk is the Non-Executive Chairman of the Board of Duska. He has served as the Chairman of Duska since 1999 and as the part-time interim Chief Executive Officer during 2003. Dr. Mosk has been the President of Technomedics Management & Systems, Inc., a privately held healthcare economics consulting firm since 1994. He serves on the Boards of Directors of UCLA’s Jonsson Cancer Center Foundation, The University Kidney Disease Research Associates and Spectral Imaging Technologies, Inc. Dr. Mosk also serves on the Executive Committee of the Board of Governors of the Cedars Sinai Medical Center and on the Board of Advisors of GeoVax, Inc. and Spectrum Laboratories, Inc. He served on the Board of Directors of Arbios Technologies, Inc. and of the California State University (Systemwide) Foundation. Dr. Mosk was the co-founder, former President, Chief Executive Officer and director of Medco Research, Inc., or Medco, from approximately 1983 to 1992, when he voluntarily retired from these positions. He also served again as a director of Medco from approximately 1995 to 1996. Medco was subsequently acquired by King Pharmaceuticals, Inc. Under Dr. Mosk’s leadership, Medco acquired licenses, raised funds, became a public company and developed the first-ever approved and marketed adenosine-based drug in the U.S. Dr. Mosk holds B.S., M.S. and Ph.D. degrees in business administration from The California State University and The California Western University.

Amir Pelleg, Ph.D. Dr. Pelleg has served as the President and a director of Duska since its inception in 1996 and as its Chief Operating Officer since February 2004. Dr. Pelleg has been a Professor of Medicine and Pharmacology at Drexel University College of Medicine, Philadelphia, Pennsylvania since 1992. He is an internationally recognized expert on the physiology and pharmacology of ATP and related compounds in general, and their role in the cardiovascular system in particular. His research work has been supported by numerous grants from the National Institutes of Health, American Heart Association and pharmaceutical companies. Dr. Pelleg has published more than 100 peer-reviewed papers, and edited and co-authored three textbooks in this field. He is a member of the editorial boards of The Journal of Cardiovascular Pharmacology and The American Journal of Therapeutics and acts as an ad-hoc reviewer for numerous other leading scientific journals. His inventions, covered by patents and pending patent applications, constitute a significant part of Duska’s proprietary technology platform. Dr. Pelleg holds a B.Sc. degree in Biology from Tel-Aviv University, M.S. in Bioengineering from the Polytechnic Institute of Brooklyn and a Ph.D. in Human Physiology from Louisiana State University Medical Center. He was a NIH post-doctoral fellow at the University of Virginia.

Sanford J. Hillsberg. Mr. Hillsberg has served as a director and as Secretary of Duska since 1999, and served as a Vice President of Duska from 1999 until 2003. He currently is Chairman of the Audit Committee of its Board of Directors. Mr. Hillsberg has been an attorney with Troy & Gould Professional Corporation, a law firm in Los Angeles specializing in corporate and securities laws, and is a managing partner of that firm. Troy & Gould has served as counsel to Duska since 1999. He is a director of Spectral and of Tempra Technology Inc., a thermal research and development company, and previously served as a director and Vice President of Medco. Mr. Hillsberg served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School.

Rudolf Nisi, M.D. Dr. Nisi has served as Duska’s Vice Chairman since 2000 and is Chairman of the Compensation Committee of the Board of Directors. Dr. Nisi is engaged in the private practice of cardiology since 1964, has been Chief of Cardiology at Westchester Square Medical Center for 20 years and a Clinical Professor of Medicine at Cornell University Medical College for four years. Dr. Nisi is a Director of Tempra Technology Inc., and was the Chairman of the Board of Medco.

John N. Kapoor, Ph.D. Dr. Kapoor has served as a director of Duska since 2001. Dr. Kapoor is the President of EJ Financial Enterprises, Inc., a venture capital and investment advisory firm headquartered in Lake Forest, Illinois, which he founded in 1990. EJ Financial manages a significant portfolio of securities in the biopharmaceutical and health services industries. Dr. Kapoor has served as Chairman of the Board of Akron, Inc., manufacturer and marketer of diagnostic and therapeutic pharmaceuticals in specialty areas such as ophthalmology, rheumatology, anesthesia and antidotes, among others, since 1995 and that company’s Interim Chief Executive Officer from March 2001 to December 2002. He also serves as Chairman of the Board of Option Care, Inc. (an infusion services and supplies company), Introgen Therapeutics, Inc. (a gene therapy company) and NeoPharm, Inc. (a biopharmaceutical company) and is a director of First Horizon Pharmaceutical Corporation (a distributor of pharmaceuticals) and a number of privately held companies, including VasGene Therapeutics, Inc. and ProtoMed, Inc. He holds a Ph.D. in medicinal chemistry from the State University of New York at Buffalo.

In April 2002, Akron, Inc. announced that the Securities and Exchange Commission had informed it that the Securities and Exchange Commission planned to bring an enforcement action against Akron, Inc. On September 25, 2003, without admitting or denying the Securities and Exchange Commission’s findings, Akron, Inc. consented to a cease and desist order to resolve this matter.

David Benditt, M.D. Dr. Benditt has served as a director of Duska since 2003. Dr. Benditt has been a Professor of Medicine at the Cardiovascular Division, Department of Medicine, since 1991 and Director of Cardiac Electrophysiology Laboratory and Arrhythmia Service for 25 years, both at the University of Minnesota Medical School, Minneapolis, Minnesota. He is a recognized authority on syncope and cardiac pacing, and serves on the editorial board of several medical professional journals and the medical advisory board of several leading American corporations. Dr. Benditt has published more than 200 peer-reviewed papers, editorials and book chapters and edited, co-edited and co-authored three books. He received his B.Sc. and M.D. degrees from the University of Manitoba, Manitoba, Canada and did his post graduate training at the Department of Medicine, Duke University Medical Center, Durham, N.C.

Jane Kinsel, Ph.D. Dr. Kinsel has served as a director of Duska since 2002. Dr. Kinsel has been Associate Director for Science Policy and Operations at the National Center for Complementary and Alternative Medicine (NCCAM), a component of the National Institutes of Health (NIH), since 2001 and has worked in various capacities with the NIH for the past 25 years. Dr. Kinsel holds a Ph.D. in pharmaceutical chemistry from the University of Kansas and a M.B.A. from the Wharton School of Business of the University of Pennsylvania in Philadelphia.

Mark Reynolds. Mr. Reynolds served from 1988 through mid-2002 as first Controller and later as Chief Financial Officer, Vice President, Finance and Corporate Secretary for CytRx Corporation, a publicly-held biopharmaceutical company. Since mid-2002, Mr. Reynolds has been a financial consultant to biopharmaceutical and biotechnology companies. He also has served as CFO/Controller for private companies in the vaccine research, pharmaceutical services and animal health industries. Mr. Reynolds began his career as an auditor with a national auditing firm. He is a licensed certified public accountant and member of the American Society of Certified Public Accountants and is a graduate of the University of Georgia (M.A.cc, B.B.A.).

Marie Sciocchetti. Since 2001 Ms. Sciocchetti has served first as Duska’s Director of Operations and then as Duska’s Vice President of Operations. From 1998 through 2000 she was Director of Services for the Compliance Products Division of McKesson Corporation. Ms. Sciocchetti has extensive experience in operations, fiscal management and new product development in the healthcare field. She has also served as Director of Ambulatory Cardiac Services at Hahnemann University Hospital in Philadelphia. She holds a M.B.A. from St. Joseph’s University in Philadelphia.

Duska also has established a Scientific Advisory Board to assist Duska’s management in the areas of expertise of the members of the Scientific Advisory Board. The following are the current members of Duska’s Scientific Advisory Board and their respective areas of expertise:

Geoffrey Burnstock, Ph.D., D.Sc., (Chairman of Duska Scientific Advisory Board), Director, Autonomic Neuroscience Institute, Royal Free and University College Medical School, London, England — Purinergic receptors

Peter Barnes, M.A., D.M., D.Sc., FRCP, Professor and Head of Thoracic Medicine, Imperial College School of Medicine, London, England — Pulmonary diseases

Francesco DiVirgilio, M.D., Professor, Department of Experimental and Diagnostic Medicine, University of Ferrara, Italy — P2 receptors in immunology.

Daniel Flammang, M.D., Head of Cardiology, Centre Hospitalier d’Angouleme, France — Uses of ATP in patients with syncope.

Pasquale Patrizio M.D., Professor of Obstetrics and Gynecology, Director, Male Infertility Program, Yale University, New Haven, Connecticut — Andrology, male infertility.

Edward Schulman, M.D., Professor, Pulmonary and Critical Care Medicine, Drexel University College of Medicine, Philadelphia, Pennsylvania — Pulmonary disorders, biology of lung mast cells.

Employment Agreements

Following the completion of the merger, we may enter into employment agreements with Dr. Amir Pelleg and one or more of our other executive officers. We have not determined, however, whether or on what terms we might do so.

Stock Option Plan

Duska has adopted a stock incentive plan pursuant to which it is authorized to grant options to purchase up to 6,000,000 shares of common stock to Duska’s key employees, officers, directors, consultants and other agents and advisors. Awards under the plan may consist of stock options (both non- qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended) and restricted stock awards.

The plan is administered by Duska’s board of directors, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the Plan.

The plan provides that the exercise price of each incentive stock option may not be less than the fair market value of Duska’s common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding common stock of Duska). The aggregate exercise price of shares for which incentive stock options are exercisable for the first time during any calendar year by a grantee holding more than 10% of the outstanding common stock may not exceed $100,000. Non-qualified stock options may be granted under the plan at an exercise price not to be less than the fair market value of the common stock on the date of grant.

Duska currently has outstanding options under its stock incentive plan to purchase approximately 4,965,000 shares of its common stock at a weighted- average exercise price of approximately $1.03 per share. In the merger, all of the outstanding Duska options will be exchanged for or converted into options to purchase our common stock at the same exercise price and otherwise on the same terms as the Duska options.

In the agreement and plan of reorganization, we agreed to adopt prior to the closing of the merger a stock incentive plan substantially identical to Duska’s current plan so as to allow us to assume Duska’s outstanding options in the merger. We intend to seek shareholder approval of the stock incentive plan within twelve months following its adoption.

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